Exhibit 99.1 NEWS RELEASE

GREEN PLAINS RENEWABLE ENERGY, INC.

ACQUIRES MAJORITY INTEREST IN BIOFUEL TERMINAL OPERATOR BLENDSTAR, LLC

OMAHA, NE – January 21, 2009 (Market Wire) – On January 20, 2009, Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) acquired majority interest in Houston-based biofuel terminal operator Blendstar, LLC.  The transaction involved a membership interest purchase whereby Green Plains acquired 51% of Blendstar from Bioverda U.S. Holdings LLC for $9.0 million.  Blendstar currently operates terminal facilities in Oklahoma City, Little Rock, Nashville, Knoxville, Louisville and Birmingham.  Additionally, Blendstar has announced commitments to build terminals in Collins, Mississippi, and Shreveport, Louisiana.

“Through Blendstar, we are making an important investment in downstream biofuel enterprises,” said Todd Becker, Chief Executive Officer.  “The Blendstar platform allows customers to source, store and blend ethanol and biodiesel to meet growing demand, now and in the future.  Green Plains will continue to be a Blendstar customer, and the relationship should benefit Green Plains’ growing third-party marketing business.”

Existing Blendstar facilities have splash blending and full-load terminal throughput capacity of over 200 million gallons per year.  In addition, Green Plains expects to produce, market and/or distribute approximately 635 million gallons of ethanol annually.

“Blendstar has an outstanding management team with decades of expertise and experience in fuel marketing, logistics and transportation,” continued Becker.  “The management team also holds a significant ownership position.  Blendstar will continue to be an independent service provider for the industry, operated by the existing team in Houston.”

Blendstar’s strategy is to locate facilities in mid-sized metropolitan areas where biofuels are underutilized.  Generally, the sites are in close proximity to major fuel terminals and transportation corridors.  The facilities are fully automated and provide some of the most efficient blending and loading operations available.  Blendstar has an aggressive growth strategy revolving around development of new sites in additional U.S. markets.  Up to ten additional terminal sites are currently under consideration.

“There is a current lack of ethanol and biodiesel blending infrastructure in many markets,” said Matt Griswold, President of Blendstar. “Blendstar occupies an important market position, serving as first mover into key geographic areas and underserved markets.”

“Blendstar will be an important component of Green Plains’ vertical integration strategy,” said Becker. “Green Plains now has positions throughout the ethanol value chain, beginning in the farm fields with our agronomy and grain handling operations, and ending with the fuel retailers utilizing Blendstar’s blending facilities.”

“The Blendstar investment is Green Plains’ first significant investment since closing the VBV LLC merger in October 2008,” concluded Becker. “Simultaneously at the VBV closing in October 2008, certain of VBV’s equity holders invested $60 million in Green Plains’ common stock, strengthening our balance sheet, which in turn allows us to pursue new opportunities for strategic growth.  Blendstar represents precisely the sort of investment that Green Plains will use to fuel future growth.”

The seller in the transaction, Bioverda U.S. Holdings, is an affiliate of Green Plains’ largest shareholder, NTR plc.  As a related-party transaction, the transaction was subject to prior approval by Green Plains’ Audit Committee.  Oceanpark Advisors provided a fairness opinion to the Green Plains Audit Committee in conjunction with the transaction.

About Blendstar LLC

Blendstar, LLC is a Houston-based terminal operator that specifically focuses on serving the biofuel industry.  Blendstar currently has terminals with a total annual throughput capacity of more than 200 million gallons per year.  Blendstar’s goal is to provide end users and suppliers with a reliable method to blend ethanol in markets that do not currently have access to ethanol supplies.  These facilities accept deliveries by both rail and truck, and offer the same quality controls, safety, security, and back office functionality of a major petroleum terminal.

About Bioverda U.S. Holdings LLC

Bioverda U.S. Holdings LLC is wholly-owned subsidiary of NTR plc., a public limited company registered in Ireland. NTR is a leading international developer and operator of renewable energy and sustainable waste management projects. NTR's U.S. businesses include Greenstar North, headquartered in Houston, TX, Sterling Energy Systems, Inc., headquartered in Phoenix, AZ, and Wind Capital Group, headquartered in St. Louis, MO.  NTR is Green Plains’ largest shareholder.

About Green Plains Renewable Energy, Inc.

Green Plains, based in Omaha, Nebraska, is a vertically-integrated, low-cost ethanol producer. Green Plains’ ethanol segment operates four ethanol plants in Iowa, Indiana and Tennessee with a combined expected operating capacity of 330 million gallons of ethanol per year. Green Plains also operates an independent third-party ethanol marketing service, with marketing capacity of 305 million gallons of per year.  Green Plains’ agribusiness segment operates grain storage facilities and complementary agronomy, feed, and fuel businesses. Green Plains has grain storage capacity of approximately 22 million bushels.

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol industry, risks associated with plant construction and technology development, commodity market risks, financial market risks, counter-party risks, risks associated with changes to federal policy and/or regulation and other risk factors detailed in Green Plains' SEC filings.  Additional information with respect to these and other factors, which could materially affect Green Plains and its operations, are included on certain forms Green Plains has filed with the SEC. Green Plains assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The cautionary statements in this report expressly qualify all of our forward-looking statements. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

Company Contact:

Investor Contact:

Scott B. Poor, Corporate Counsel / Director of Investor Relations

John Baldissera

Green Plains Renewable Energy, Inc.

BPC Financial Marketing

(402) 884-8700

(800) 368-1217

www.gpreinc.com

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